Exhibit 10.207
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into by and between The Immune Response Corporation, a Delaware corporation (the “Company”), and Orchestra Partners, LLC (“Consultant”), effective as of June 7, 2006 (the “Effective Date”).
     1. Consulting Relationship. During the term of this Agreement, Consultant will provide strategic planning and execution assistance with respect to investor and public relations programs, corporate finance and potential mergers and acquisitions (the “Services”) to the Company as may be specified from time to time by the Company’s Chief Executive Officer (the “CEO”) as to scope, subject matter, timing, format and location, all in the CEO’s sole and absolute discretion.
     2. Fees. As consideration for the Services to be provided by Consultant, the Company shall pay to Consultant $15,000 per month, in arrears (prorated for any partial month).
     3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses, without the prior written consent of the CEO.
     4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and until either party terminates this Agreement. Either party may terminate this Agreement on 30 days’ notice, for any reason or no reason. However, even if the consultancy is terminated by the Company before December 6, 2006, Consultant shall be entitled to $90,000 for any and all services through December 6, 2006 (net of any portion of such fees already paid). The previous sentence shall not apply to a termination by the Company following Consultant’s inability or unwillingness to provide the services of Mr. David Hochman. The parties’ rights and obligations arising under Sections 8 through 13 shall survive any termination of this Agreement.
     5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee, agent or partner.
          (a) No Authority to Bind Company. Consultant has no authority to create obligations on the part of the Company or enter into contracts that bind the Company, and Consultant agrees not to purport to do so.
          (b) No Benefits. Consultant acknowledges and agrees that Consultant will not, by virtue of this consultancy, be eligible for any Company employee benefits. Consultant shall be responsible for all tax obligations pertaining to itself and its personnel.
     6. Supervision of Consultant’s Services. All of the Services to be performed by Consultant will be as specified by and under the direction and review of the CEO.
     7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the

Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s HIV or MS products or services, or those HIV or MS products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would be disfavored by the Company.
     8. Confidentiality and Nonuse Obligations. Consultant will hold all Company “Confidential Information” (defined below) in confidence and will not use, disclose, copy, publish, summarize, or remove from the Company’s premises any Confidential Information except as necessary to carry out the Services. In no event shall Consultant disclose any Confidential Information of the Company in such a way as to deprive it of intellectual property protection which it theretofore enjoyed. Upon any termination of this Agreement, Consultant shall immediately deliver to the Company all documentation and information, in whatever form, including all copies, concerning Confidential Information of the Company, including without limitation any information generated by Consultant (alone or with others) as a result of its consultancy on behalf of the Company, or from access to the Company Confidential Information, and shall make no further use thereof. “Confidential Information” is all information related to any aspect of the Company’s business that is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes but is not limited to products, inventions, discoveries, designs, methods, trade secrets, works of authorship, improvements, know-how, data, financial information and forecasts, product plans, marketing plans and strategies and customer lists.
     9. Third Party Information. Consultant will safeguard and keep confidential (and refrain from using) the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. Consultant will not, during its consultancy with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any other person, and Consultant will not bring onto the Company’s premises any unpublished document or any other property belonging to any other person without the written consent of that other person.
     10. Company Property. All papers, records, data, notes, drawings, files, documents, devices, products, equipment, and other materials, including copies, relating to the Company’s business that Consultant possesses or creates as a result of its consultancy with the Company or access to Company Confidential Information, whether or not confidential, are the sole and exclusive property of the Company. In the event of the expiration or termination of its consultancy for any reason, Consultant will promptly deliver all such materials to the Company.

     11. Works Made for Hire. All works of authorship created by Consultant in connection with the Services shall be deemed “works made for hire,” and shall be owned by the Company.
     12. Indemnification. The Company agrees to indemnify and hold Consultant and its respective members, principals, directors, officers, employees, agents, consultants, affiliates, and their respective heirs and administrators (each, “Indemnified Party”) harmless with respect to any claims, losses, damages, liability and expense (including attorneys fees) or threatened claims by third parties against any Indemnified Party arising out of or related to the performance of any services provided for or provided on behalf of the Company hereunder, except in the case of an Indemnified Party’s reckless or willful misconduct.
     13. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only by written act of the parties.
          (b) Sole Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes all oral negotiations and commitments and prior and contemporaneous writings with respect to the subject matter hereof.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
          (d) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the commercial arbitration rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the substantive resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
          (e) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST EITHER PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

THE IMMUNE RESPONSE CORPORATION

By:	/s/ Michael K. Green Michael K. Green
Chief Operating Officer and
Chief Financial Officer

ORCHESTRA PARTNERS, LLC

By:	/s/ David Hochman